Exhibit 99.1

Contact: Mike Drickamer

Patterson-UTI Vice President, Investor Relations

(281) 765-7170

Patterson-UTI Energy Announces Agreement to Acquire Global Drill Bit Company, Ulterra

Ulterra is a Leading Provider of Highly Engineered Polycrystalline Diamond Compact (“PDC”) Drill Bits in North America with a Growing International Presence

Consideration Comprised of $370 Million of Cash and 34.9 Million Shares of Patterson-UTI Common Stock

Ulterra’s Data-Centric Approach Expands Patterson-UTI’s Drilling and Completions Related Data Analytics Technology for Improved Performance

Patterson-UTI to Host Conference Call Today at 7:30 a.m. CT (8:30 a.m. ET)

HOUSTON – July 5, 2023 – Patterson-UTI Energy, Inc. (NASDAQ: PTEN) (“Patterson-UTI”), a leading provider of drilling and completions services in the United States, today announced it has entered into a definitive agreement to acquire Ulterra Drilling Technologies, L.P. (“Ulterra”), a global provider of specialized drill bit solutions, for consideration of $370 million of cash and 34.9 million shares of Patterson-UTI common stock.

Founded in 2005 and headquartered in Fort Worth, Texas, privately-owned Ulterra designs, manufactures, sells and rents PDC drill bits. With a global footprint, Ulterra supports customers in over 30 countries with sales, manufacturing, and repair facilities throughout North and South America, the Middle East, and Asia. In North America, Ulterra is a leading provider of PDC drill bits, with operations across the most active basins in the United States and Canada.

Andy Hendricks, Chief Executive Officer of Patterson-UTI, commented, “Both Patterson-UTI and Ulterra share a culture of innovation and a focus on superior service quality, building deep and highly collaborative relationships with customers. Ulterra’s industry leading position in the North American PDC drill bit market will expand our operational and technology portfolio and strengthen our position as a leading drilling and completions company. The addition of Ulterra to our drilling offering and our recent announcement to merge with NexTier Oilfield Solutions advances our strategy to enhance our positions in both drilling and completions, areas where Patterson-UTI has a strong 45-year history of operations and innovation.”

Mike Holcomb, Patterson-UTI’s Chief Operating Officer, added, “Ulterra’s growing Middle East presence will broaden our geographic footprint and provide strong relationships with key customers in this international market. Additionally, Ulterra’s data-centric approach to manufacturing, operations, and marketing has been key to their success in the PDC drill bit business. Their proprietary BitHub™ data platform is complementary to our PTEN+ data platform and will further expand our comprehensive data analytics capabilities from the drill bit to the well completion. When you consider the combination of data systems from Patterson-UTI, NexTier and Ulterra, we believe we will have the most comprehensive set of data for drilling and completions across the United States, which through our analytics capabilities can allow us to better support our customers’ objectives to improve well productivity.”

Mr. Holcomb further stated, “For the full year 2023, we expect Ulterra to generate between $160 and $180 million of EBITDA. We also expect to begin generating revenue synergies within the first year.”

John Clunan, President and Chief Executive Officer of Ulterra, stated, “Along with our team at Ulterra, I am excited to join the team at Patterson-UTI and look forward to all of the technical collaboration possibilities we will have going forward together. Our data-driven approach to industry-leading drill bit engineering and innovation, along with strong customer relationships, aligns well with Patterson-UTI’s engineering and operational success. We are excited about the potential to add our leading drill bit technologies to Patterson-UTI’s portfolio of drilling rigs, directional drilling services, controls automation and well placement technologies to better support our customers’ efforts to drill better wells.” Mr. Clunan has more than 26 years of experience in the drilling business and has been with Ulterra since 2008.

“We are proud of our long-standing partnership with Ulterra and believe a merger with Patterson-UTI is the right next step to continue accelerating Ulterra’s growth,” said Darius Sepassi, Senior Managing Director, Blackstone. “We believe Patterson-UTI’s strategic direction under CEO Andy Hendricks, its breadth and its product and service offerings within drilling and completion end markets position the company to deliver value to shareholders.”

Transaction and Timing

Under the terms of the transaction, Patterson-UTI will acquire Ulterra Drilling Technologies, L.P. from affiliates of Blackstone Energy Partners on a debt-free basis for aggregate consideration of $370 million of cash and 34.9 million shares of Patterson-UTI common stock. Patterson-UTI intends to fund the $370 million cash consideration using cash on hand and Patterson-UTI’s revolving line of credit. In connection with the transaction, Blackstone has entered into a voting agreement with NexTier Oilfield Solutions, whereby Blackstone will vote the shares of Patterson-UTI issued in the transaction and held by the stockholder at the time of the Patterson-UTI special meeting in a manner to facilitate the consummation of the merger between Patterson-UTI and NexTier.

The pending transaction, which is expected to close in the third quarter of 2023, is subject to customary closing conditions and receipt of required regulatory approvals, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Act.

The Ulterra business will continue to operate under the name Ulterra, and its headquarters will remain in Fort Worth, Texas.

Conference Call and Additional Materials

Patterson-UTI will hold a conference call today, July 5, 2023, at 7:30 a.m. CT/8:30 a.m. ET to discuss the acquisition. An investor presentation regarding the transaction can also be found at investor.patenergy.com.

Interested parties may listen to the conference call via a live webcast accessible at the Investor Relations section of Patterson-UTI’s website at investor.patenergy.com. The conference call may also be accessed by dialing (888) 550-5422 in the U.S. or (646) 960-0676 internationally, Conference ID: 3822955 .

About Patterson-UTI Energy, Inc.

Patterson-UTI is a leading provider of oilfield services and products to oil and natural gas exploration and production companies in the United States and other select countries, including contract drilling, pressure pumping and directional drilling services. For more information, visit www.patenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Patterson-UTI’s current beliefs, expectations or intentions regarding future events. Words such as “anticipate,” “believe,” “budgeted,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “potential,” “project,” “pursue,” “should,” “strategy,” “target,” or “will,” and similar expressions are intended to identify such forward-looking statements. The statements in this communication that are not historical statements, including statements regarding Patterson-UTI’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond Patterson-UTI’s control, which could cause actual results to differ materially from the results expressed or implied by the statements. The statements include, without limitation, projections as to the anticipated benefits of the proposed Ulterra acquisition, the impact of the proposed transaction on Patterson-UTI’s future financial and operating results, synergies from the proposed transaction, projected EBITDA and the closing date for the proposed transaction, are based on management’s estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond Patterson-UTI’s control. These factors and risks include, but are not limited to, adverse oil and natural gas industry conditions; global economic conditions, including inflationary pressures and risks of economic downturns or recessions in the United States and elsewhere; volatility in customer spending and in oil and natural gas prices that could adversely affect demand for Patterson-UTI’s services and their associated effect on rates; excess availability of land drilling rigs, pressure pumping and directional drilling equipment, including as a result of reactivation, improvement or construction; competition and demand for Patterson-UTI’s services; the impact of the ongoing conflict in Ukraine; strength and financial resources of competitors; utilization, margins and planned capital expenditures; liabilities from operational risks for which Patterson-UTI does not have and receive full indemnification or insurance; operating hazards attendant to the oil and natural gas business; failure by customers to pay or satisfy their contractual obligations (particularly with respect to fixed-term contracts); the ability to realize backlog; specialization of methods, equipment and services and new technologies, including the ability to develop and obtain satisfactory returns from new technology; the ability to retain management and field personnel; loss of key customers; shortages, delays in delivery, and interruptions in supply, of equipment and materials; cybersecurity events; synergies, costs and financial and operating impacts of acquisitions; difficulty in building and deploying new equipment; governmental regulation; climate legislation, regulation and other related risks; environmental, social and governance practices, including the perception thereof; environmental risks and ability to satisfy future environmental costs; technology-related disputes; legal proceedings and actions by governmental or other regulatory agencies; the ability to effectively identify and enter new markets; public health crises, pandemics and epidemics; weather; operating costs; expansion and development trends of the oil and natural gas industry; ability to obtain insurance coverage on commercially reasonable terms; financial flexibility; interest rate volatility; adverse credit and equity market conditions; availability of capital and the ability to repay indebtedness when due; our return of capital to stockholders; stock price volatility; and compliance with covenants under Patterson-UTI’s debt agreements; and other risk factors and additional information. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the prompt and effective integration of Patterson-UTI’s and Ulterra’s businesses and the ability to achieve the anticipated synergies and value-creation contemplated by the proposed transaction; the risk associated with the timing of the closing of the proposed transaction, including the risk that the conditions to the transaction are not satisfied on a timely basis or at all and the failure of the transaction to close for any other reason; the risk that a consent or authorization that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; unanticipated difficulties or expenditures relating to the transaction; the response of shareholders, business partners and retention as a result of the announcement and pendency of the transaction; and the diversion of management time on transaction related issues.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Patterson-UTI’s SEC filings, which are available through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov, or Patterson-UTI’s website at http://www.patenergy.com. Patterson-UTI undertakes no obligation to publicly update or revise any forward-looking statement.

Important Information for Stockholders

In connection with the proposed merger of Patterson-UTI and NexTier, Patterson-UTI intends to file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of Patterson-UTI and NexTier that also constitutes a prospectus of Patterson-UTI. Each of Patterson-UTI and NexTier also plans to file other relevant documents with the SEC regarding the proposed merger. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. Any definitive joint proxy statement/prospectus (if and when available) will be mailed to shareholders of Patterson-UTI and NexTier. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and shareholders will be able to obtain free copies of these documents (if and when available) and other documents containing important information about Patterson-UTI and NexTier once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Patterson-UTI will be available free of charge on Patterson-UTI’s website at http://www.patenergy.com or by contacting Patterson-UTI’s Investor Relations Department by phone at (281) 765-7170. Copies of the documents filed with the SEC by NexTier will be available free of charge on NexTier’s website at https://nextierofs.com or by contacting NexTier’s Investor Relations Department by phone at (346) 242-0519.

Participants in the Solicitation

Patterson-UTI, NexTier and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information about the directors and executive officers of Patterson-UTI is set forth in its proxy statement for its 2023 annual meeting of shareholders, which was filed with the SEC on April 11, 2023, and Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on February 13, 2023. Information about the directors and executive officers of NexTier is set forth in its proxy statement for its 2023 annual meeting of shareholders, which was filed with the SEC on April 28, 2023, and NexTier’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on February 16, 2023. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when such materials become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Patterson-UTI or NexTier using the sources indicated above.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed merger or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.